Registration Statement No. 333-217200

Filed Pursuant to Rule 433

Dated November 13, 2019

A new way to trade #FANG+ stocks is here! MicroSectors has launched $FNGS, issued by BMO, indexed by & listed on @NYSE. Press release: https://www.sec.gov/Archives/edgar/data/927971/000121465919007056/p1112193fwp.htm

MicroSectors is proud to announce the launch of $FNGS! 1x ETNs linked to the #FANG+, issued by BMO, indexed by & listed on @NYSE. Press release: https://www.sec.gov/Archives/edgar/data/927971/000121465919007056/p1112193fwp.htm

MicroSectors will add to its ETP lineup with the launch of the $FNGS ETNs linked to the @NYSE FANG+ Index. Press release: https://www.sec.gov/Archives/edgar/data/927971/000121465919007056/p1112193fwp.htm

Target your #Tech trade! $FNGS ETNs tied to the @NYSE FANG+ Index are now available. Press release: https://www.sec.gov/Archives/edgar/data/927971/000121465919007056/p1112193fwp.htm

A new take on #FANG+ stocks is here! MicroSectors has launched $FNGS listed on @NYSE! Press release: https://www.sec.gov/Archives/edgar/data/927971/000121465919007056/p1112193fwp.htm

MicroSectors is pleased to launch $FNGS listed on @NYSE! Press release: https://www.sec.gov/Archives/edgar/data/927971/000121465919007056/p1112193fwp.htm

The MicroSectors way to trade #FANG+ has grown! MicroSectors has expanded its ETP lineup by adding 1x $FNGS ETNs. Issued by BMO, indexed by & listed on @NYSE. To learn more, visit www.MicroSectors.com

Looking for a #Tech Trade? MicroSectors offers the concentrated, Tech sector specific $FNGS ETNs designed for #Bullish investors. To learn more, visit www.MicroSectors.com

#Tech Bull? MicroSectors offers concentrated, sector specific $FNGS ETNs designed to target your tech trade. To learn more, visit www.MicroSectors.com

Long #Tech? @NYSE FANG+ Index offers exposure to the Tech sector. $FNGS MicroSectors.com/fang

Bank of Montreal, the issuer of the ETNs, has filed a registration statement (including a pricing supplement, product supplement, prospectus supplement and prospectus) with the SEC for each of the ETN offerings to which this communication relates. Before you invest, you should read those documents and the other documents that Bank of Montreal has filed with the SEC for more complete information about Bank of Montreal and these offerings. You may obtain these documents free of charge by visiting the SEC's website at www.sec.gov. Alternatively, Bank of Montreal will arrange to send to you these documents if you request by calling our agent toll-free at 1-877-369-5412.